EXHIBIT 10.12
ASTRONICS CORPORATION
First Amendment of the Employment Termination Benefits Agreement Dated December 30, 2008 between
Astronics Corporation and David C. Burney, Vice President and Chief Financial Officer of Astronics
Corporation
FIRST AMENDMENT
of the
EMPLOYMENT TERMINATION BENEFITS AGREEMENT
          THIS AMENDMENT, dated as of December 31, 2008, is between ASTRONICS CORPORATION (the “Company”), and DAVID C. BURNEY (the “Executive”).
RECITALS:
          A. The Company and the Executive have entered into an Employment Termination Benefits Agreement dated as December 16, 2003 (the “Agreement”).
          B. It is intended that the Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject the Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, the Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in the Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes and interest. Consistent with this intent, the Company and the Executive desire to amend the Agreement to reflect certain changes to the terms and conditions of the Agreement by entering into this First Amendment to the Agreement (this “Amendment”).
          NOW THEREFORE, in consideration of the foregoing, the Company and the Executive agree to amend the Agreement effective as of December 31, 2008 as follows:
          1. Termination of Employment. For purposes of Section 6.04 of the Agreement, no Involuntary Termination of Employment, shall be considered to have occurred unless such Involuntary Termination of Employment would also qualifies as a “separation from service” within the meaning of Section 409A.
          2. Delayed Payments. Notwithstanding any provision in the Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A), to the extent needed to comply with Section 409A, payments due under Section 6.04 of the Agreement which are considered part of a deferred compensation arrangement under Section 409A will be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following the Executive’s separation from service (or, if earlier, the date of the Executive’s death).
          3. Treatment as Separation Pay. Section 2 of this Amendment will not apply to the extent such payments can be considered to be “separation pay” that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, payments to the Executive pursuant to Section 6.04 of the Agreement shall be considered first to come from “separation pay.”

          4. Timing of Reimbursement Payments. Notwithstanding any provision in Section 6.04 of the Agreement to the contrary, any reimbursement of expenses provided for in this Section 6.04 will be made no later than the last day of the calendar year following the year in which the Executive incurred the expense.
          5. The second sentence of Section 6.04 is deleted in its entirety.
          Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.
          This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of this 31 day of December, 2008.
COMPANY:

ASTRONICS CORPORATION
By
Name:
Title:

EXECUTIVE:

David C. Burney